Exhibit 99

PRESS RELEASE
April 12, 2001
FOR IMMEDIATE RELEASE


Butler National Corporation (OTCBB - BUKS) - NASA SELECTS BUTLER NATIONAL TSD TO PROTECT BOEING 747 SPACE SHUTTLE CARRYING AIRCRAFT AS AN ALTERNATE METHOD OF COMPLIANCE WITH AIRWORTHINESS DIRECTIVE 98-20-40 ISSUED AFTER THE IN-FLIGHT EXPLOSION OF TWA FLIGHT 800 OFF THE COAST OF LONG ISLAND IN 1996. ALL BOEING 747 CLASSIC AIRCRAFT ARE REQUIRED TO COMPLY WITH THE AD BY NOVEMBER 2001.

[OLATHE, KANSAS], April 12, 2001 - NASA Aircraft Operations Division selected the Butler National Transient Suppression Device (TSD) as an Alternative Method of Compliance (AMOC) for Airworthiness Directive (AD) 98-20-40 for the two NASA Boeing 747 -100 Space Shuttle Carrying Aircraft
(SCA). The Federal Aviation Administration published the AD after the in-flight explosion of TWA flight 800 off the coast of Long Island, New York in 1996.

On April 5, 2001, NASA completed the installation of the Butler National TSD on one of the Boeing 747 SCA aircraft. Installation on the second Boeing 747 SCA aircraft is scheduled for June 2001.

On October 6, 2000, the FAA approved the Butler National TSD for installation on Boeing 747 "Classic" aircraft with the Honeywell Fuel Quantity Indicating System (FQIS) (Series 747-100, -200,-300,-SP, and -SR). The Butler National TSD is designed to prevent potentially dangerous electrical energy from entering any of the fuel tanks of the 747 aircraft through the FQIS wiring.

Honeywell, the manufacturer of the Boeing 747 Classic FQIS, issued a Technical Newsletter No. M23-2193-004-00 recommending the Butler National Corporation TSD to interface with Honeywell Fuel Quantity Indicating System. All current Honeywell FQIS components remain in place and are not materially affected by the Butler National TSD. Flight Crews do not notice any operational difference. Minimum maintenance training is required to install and support the Butler TSD.

Installation of three plug-in TSDs are required on each aircraft and may be completed in approximately one day. Each TSD contains all passive components and has multiple concurrent redundant circuits to ensure the highest protective reliability. The service life is 30,000 flight hours or approximately six years under normal use.

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Management Comments:

"The NASA TSD installation shows the confidence that the aviation industry has in Butler National. This is one more step in Butler National's re-focused efforts in classic aviation to increase passenger safety and to enhance the useful lives of aging aircraft. Butler National expects to continue to expand its 'Classic' aircraft product line. The Butler National team is working toward schedules to complete all needed TSD ship sets before the November compliance date," commented Clark D. Stewart, President.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacture of support systems for "Classic" aircraft including the Boeing 747 TSD for the Honeywell FQIS, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations and temporary employee services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

William A. Griffith, Investor Relations
Ph   (913) 780-9595
Butler National Corporation
Fax (913) 780-5088
19920 W. 161st Street
Olathe, KS 66062